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                                                                     Exhibit 8.1


April 30, 2004


Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

Ladies and Gentlemen:

          You have requested our opinion concerning (i) the qualification and taxation of Glimcher Realty Trust, a Maryland real estate investment trust (the "Company"), as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 as amended (the "Code"), for the taxable years ended December 31, 1994 through December 31, 2003, and up to the date hereto, (ii) the Federal income tax treatment of each of Glimcher Properties Limited Partnership, a Delaware limited partnership and entities listed on Schedule A to the Officer's Certificate (defined below), and (iii) the tax discussion contained in the Registration Statement (defined below). This opinion is being rendered in connection with the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about the date hereof (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of 822,364 Common Shares of Beneficial Interest, par value $.01 per share, of the Company.

          We have examined such documents as we have deemed necessary, including the Registration Statement. In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.

          We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. As to all questions of fact material to this opinion that have not been independently established, we have relied upon one or more representation letters executed by officers and representatives of the Company, and upon the representations,


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Glimcher Realty Trust
April 30, 2004
Page 2

warranties and covenants of the Company. Our understanding of the facts is based on the information set forth in such documents and various assumptions and factual representations made by the Company, including the officer certificate dated April 29, 2004 (the "Officer's Certificate").

          While we have not independently verified such facts, assumptions and representations, we have made due inquiry of the Company regarding the foregoing and nothing has come to our attention which calls into question the accuracy of such facts, assumptions and representations. We have also assumed that (i) during the relevant periods, all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised of all such filings, and (ii) the information concerning the Company and its affiliates set forth in the Company's Federal income tax returns is true and correct. If any of the matters described in this paragraph or in the preceding paragraph were incorrect, our opinion might change.

          Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various income and asset tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

          Based upon and subject to the foregoing, we are of the opinion that
(i) commencing with its taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification and taxation as a REIT for Federal income tax purposes, and, based on the facts and assumptions set forth in the Registration Statement and the representations by the Company set forth in the Officer's Certificate regarding certain federal income tax matters, its method of operation has enabled it, and its proposed method of operation will enable it, to meet the requirements under the Code for qualification and taxation as a REIT under the Code, (ii) Glimcher Properties Limited Partnership, a Delaware limited partnership, and the other entities listed on Schedule A to the Officer's Certificate will be treated for Federal income tax purposes as partnerships (or as disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships, and
(iii) the discussion contained in the Registration Statement under the Caption "Federal Income Tax Considerations," subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to prospective purchasers of the securities described in the Registration Statement.

          The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of other jurisdictions. Our opinion is based upon our examination and review of the documents noted above, the facts, circumstances and assumptions referred to above and existing law as contained in the Code, applicable Treasury Regulations promulgated thereunder, administrative rulings of the Internal Revenue Service, and judicial decisions as of the date hereof,


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Glimcher Realty Trust
April 30, 2004
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all of which are subject to change either prospectively or retroactively. Any change in applicable law or any of the facts and circumstances upon which we have relied may affect the continuing validity of the opinion set forth herein. We express no opinion concerning any tax consequences other than as expressly set forth herein.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact after the date hereof that might change the opinion expressed herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

          This opinion is being delivered solely for submission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,
                                    /s/ Bryan Cave LLP



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